                                      LEASE


Between Sclavo S.p.A., with headquarters in Siena - Via Fiorentina 1, in the person of Pier Liugi Biagioni (accountant), corporate attorney, provided with appropriate powers, hereinafter referred to as "lessor" and Biocine Sclavo S.p.A., with headquarters in Siena - Via Fiorentina 1, in the person of its sole director, Enzo Mentasti, hereinafter referred to as "lessee," whereas - Biocine Sclavo S.p.A., with a document dated
October 17, 1991, and ratified the following December 10, 1991, bought a branch of the vaccine company formerly owned by Sclavo S.p.A.;

- -    In order to immediately begin the activities conferred upon it,  Biocine
Sclavo S.p.A., needs to utilize property owned by Sclavo within the latter's facilities in Siena - via Fiorentina 1, as indicated in the aforementioned divestiture agreements, and in the divestiture agreement related to the company "Research" branch, dated October 17, 1991 and ratified November 29, 1991.

- -    this use is granted by Sclavo S.p.A. for the exclusive purpose of permitting Biocine Sclavo S.p.A. to begin its activities, and strictly for the time period required so that Biocine Sclavo may locate other suitable sites at its own facilities in Bellaria di Rosia - Municipality of Sovicille and/or elsewhere;

- -    in any case, this period may not for any reason exceed 12 years, in consideration of the lessor's need to make use of the premises it has leased, since they are an integral part of the Siena facility;

- -    Biocine Sclavo S.p.A. agrees to use the premises that are the subject of this document only provisionally until it is able to find other facilities, and for this reason certifies that from now on the maximum period of 12 years will be reduced for those sites that can be progressively freed up by individuals and property, and at the same time that other suitable sites are located;

having set forth all the above, which is considered an integral part of this document,

IT IS STIPULATED AND AGREED AS FOLLOWS:
1. Sclavo leases to Biocine Sclavo S.p.A., which accepts the building units located in Siena - Via Fiorentina 1, within the Sclavo S.p.A. facility, set aside or entrepreneurial activity in the field of vaccines and similar fields and the research indicated in the aforementioned divestiture agreements for the maximum period of 12 years.

2. The lease is understood as stipulated with regard to every individual building unit indicated. For this reason the lessee, in fulfillment of the restitution plan refereed to in Art. 8 below, shall withdraw from the contract with regard to every individual building unit.
The preparation and notification of the aforementioned restitution plan shall constitute notice of withdrawal related to the individual property on the part of the lessee, except in cases when the latter, out of necessity, must substitute the individual property indicated with another of equivalent cubic volume. This substitution must be advised to the Lessor with 6 months' notice with respect to the anticipated withdrawal.

3. The premises shall be leased for the use to which they are currently intended, and in any case for the performance of activities that do not involve direct contact with the public.
The Lessee's violation of the change of use covenant will result in IPSO JURE termination of the contract.

4. The Lessee recognizes that the buildings and premises that are the subject of this contract are in good condition and are suitable for the agreed use. Lessee therefore agrees to return them, at the end of the relationship, in the same condition in which he has found them, except for normal wear and tear due to use. Given the essentially provisional nature of this contract and the temporary occupation of premises for the reasons stated in the introduction, the lessee is prohibited from making any additions that cannot be removed at any moment without damaging the premises, or any other change without prior written consent of the owner.

5. Minor maintenance repairs shall remain the responsibility of the Lessee, particularly those, again of a minor maintenance nature, that pertain to water, light, and sanitary fittings, to locks and keys, hinges, window and door frames, and to the wall and window and door frame surfaces.
Shared porter and custodial services shall remain the responsibility of the Lessor.

6. Lessee is granted the authority to sublease, even partially, the premises to the Societa Ricerche Immunobiologiche Srl - Siena - on the condition that the latter expressly agrees to the conditions of this document, with specific reference to the temporary nature of same and to the commitment to progressively return the premises to the Lessor.

7. The annual lease payment is fixed at 1,000,000 (one million) lire, in addition to VAT to be credited to bank account n. 2423.1 registered to the Lessor, at Monte dei Paschi di Siena, Siena branch, in a single annual installment, due on December 30th of each year.
Lessor shall issue standard invoices for the payment of this rent.

8. In keeping with the spirit of this contract, Lessee, on his own behalf and on behalf of any sub-lessee, shall present, as soon as possible, the restitution plan for the leased premises. At the latest, restitution will begin starting the fifth year of the agreed lease period, and restitution shall take place progressively in such a way that at the end of the twelfth year, according to the schedule provided in the restitution plan, premises with an overall cubic volume of no more than 65% of the total leased premises shall have already been re consigned.

9. The parties formally acknowledge that the agreement related to the preparation and execution of the restitution plan, as well the duration of the lease, which may in no case exceed twelve years, is fundamental to the purpose of this contract, in that they are instrumental to the goal of meeting the Lessee's temporary need, in expectation of the transfer of Lessee's activities. For this reason the parties agree that failure to prepare the restitution plan, as will as failure to implement this plan, shall be cause to terminate the contract, pursuant to Art. 1456 of the Civil Code.

10. Notwithstanding the above, and despite the fact that the assets that are the subject of the lease are physically part of the Lessor's premises, Lessee shall be considered custodian of property leased and expressly shall hold Lessor harmless for direct or indirect damage that might result to Lessee through negligent or malicious activities by third parties.

11. Lessee must observe and have his employees and employees of any sub-lessee, as well as their respective visitors and workers, observe regulations issued by the Lessor for the supervision and security of the assets and individuals within the perimeter of the premises within which the leased premises are located, which regulations Lessee certifies he is familiar with and accepts.

12. Lessor shall be held harmless in cases of interruption of services for reasons beyond his control.

13. At any time, Lessor will be able to inspect, or have inspected, the premises that are the subject of this document.

14. Lessee is responsible for the stamp tax for the contract and receipts. Registration tax is the equal responsibility of Lessee and Lessor.

Compensation for the services covered by this contract are subject to VAT.

LESSOR                                            LESSEE
SCLAVO S.p.A.                                     BIOCINE SCLAVO S.p.A.
[signature]                                       [signature]


Siena, January 7, 1992                            Siena, January 7, 1992


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FILED IN SIENA, MARCH 17, 1993, N. 1062
VOL. PPP, FORM 3
ONE HUNDRED THOUSAND (100,000) LIRE


[signatures and seal]